Exhibit 5.1

December 7, 2017

Editas Medicine, Inc.

11 Hurley Street

Cambridge, MA 02141

Re:                             Editas Medicine, Inc.

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the issuance and sale by Editas Medicine, Inc., a Delaware corporation (the “Company”) of up to 2,265,500 shares of Common Stock of the Company, par value $0.0001 per share (the “Shares”), including 295,500 Shares issuable upon exercise of an option to purchase additional shares granted by the Company. The Shares are being issued pursuant to a Registration Statement on Form S-3 (File No. 333-216444) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 3, 2017 and declared effective by the Commission on March 15, 2017. A prospectus supplement relating to the issuance was filed with the Commission on December 5, 2017 (the “Prospectus Supplement” and, together with the base prospectus contained in the Registration Statement, the “Prospectus”).

The Shares are to be offered and sold by the Company pursuant to an underwriting agreement dated December 5, 2017 (the “Underwriting Agreement”), between the Company and Morgan Stanley & Co. LLC, as representative of the several underwriters named in the Underwriting Agreement, the form of which is being filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on the date hereof.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares.  We have examined copies of the Registration Statement and the Prospectus as filed with the Commission.  We have also examined and relied upon the Underwriting Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company regarding the authorization of the execution and delivery of the Underwriting Agreement and the authorization and issuance of the Shares as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof in connection with the issuance and sale of the Shares and to the use of our name therein and in the related Prospectus Supplement under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Rosemary G. Reilly
Rosemary G. Reilly, Partner